Exhibit 99.1
S&P Global Names Monique F. Leroux to Board of Directors

NEW YORK, September 28, 2016-S&P Global (NYSE: SPGI) announced that its Board of Directors has elected Monique F. Leroux to its Board, effective October 27, 2016.

Ms. Leroux served from 2008 until April 2016, as Chair, President and Chief Executive Officer of Desjardins Group, the largest cooperative financial group in Canada. There she led Desjardins’ recovery from the financial crisis, restored the company’s balance sheet, strengthened risk management, and set the organization on a path for growth.

She was the first woman to lead a top 10 financial institution in Canada.

“Monique is a highly regarded business leader who brings a strong blend of strategic and operational expertise,” said Charles E. “Ed” Haldeman, Jr., Chairman of S&P Global. “We look forward to her contributions.”

“With her deep experience in financial services and global perspective, Monique is an excellent addition to the Board,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “Her counsel is going to be very valuable to the Company as we continue to focus on growth.”

Prior to Desjardins, Ms. Leroux was Chief Operating Officer of Quebecor, a Canadian leader in telecommunications, news media, entertainment and culture and earlier worked at the Royal Bank of Canada. She began her career at accounting firm Ernst & Young and went on to become a partner and lead the firm’s services to the Quebec financial industry.

Ms. Leroux is President of the International Co-operative Alliance, a non-profit international association established in 1895 to advance the co-operative social enterprise model.

She currently serves on the boards of public companies tire manufacturer Michelin (ML.PA), Bell BCE (NYSE: BCE) and Alimentation Couche-Tard (TSX:ATD.A ATD.B).  Ms. Leroux also serves as Chair of the Board of Investissement Québec.

###

About S&P Global:
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company's divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information, visit www.spglobal.com.

Contacts:
Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
(347) 419-4169 (mobile)
jason.feuchtwanger@spglobal.com